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                                                     (WINSTON HOTELS, INC. LOGO)

WINSTON HOTELS, INC.
2626 Glenwood Avenue o Suite 200
RALEIGH, NORTH CAROLINA 27608
www.winstonhotels.com
NYSE: WXH


FOR FURTHER INFORMATION:

AT WINSTON HOTELS:
Patti L. Bell                           Contact: Jerry Daly or Carol McCune
Director of Investor Relations          (703) 435-6293
& Administration                        (jerry@dalygray.com, carol@dalygray.com)
(919) 510-8003
pbell@winstonhotels.com

FOR IMMEDIATE RELEASE


  WINSTON HOTELS ANNOUNCES 3.2 MILLION SHARE SERIES B PREFERRED STOCK OFFERING

RALEIGH, N.C., January 22, 2004 -- Winston Hotels, Inc. (NYSE:WXH), a real estate investment trust and owner of premium limited-service, upscale extended-stay and full-service hotels, announced today that it has priced 3.2 million shares of its 8% Series B Cumulative Preferred Stock at $25.00 per share. Bear, Stearns & Co. Inc. and Wachovia Capital Markets, LLC acted as co-lead managers of the offering with Friedman, Billings, Ramsey & Co., Inc., Raymond James & Associates, Inc. and BB&T Capital Markets, a division of Scott & Stringfellow, Inc., acting as co-managers.

The net proceeds to the company from the offering are estimated to be $77.3 million, which the company intends to use to pay the aggregate redemption price for all of its outstanding 9.25% Series A Cumulative Preferred Stock, to reduce borrowings under its line of credit and for general corporate purposes.

The company has granted the underwriters an option, exercisable within 30 days after the date of delivery of the shares, to purchase up to 480,000 additional shares of Series B preferred stock to cover over-allotments, if any. The company intends to list the Series B preferred stock on the New York Stock Exchange under the symbol "WXH PrB."

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering of these securities will be made only by means of a prospectus, copies of which may be obtained from Bear, Stearns & Co. Inc. at 383 Madison Avenue, New York, New York 10179.


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ABOUT THE COMPANY

Raleigh, North Carolina-based Winston Hotels, Inc. is a real estate investment trust specializing in the development, acquisition, repositioning and active asset management of premium limited-service, upscale extended-stay and full-service hotels, with a portfolio increasingly weighted toward the leading brands in the lodging industry's upscale segment. The company currently owns or is invested in 50 hotels with an aggregate of 6,997 rooms in 16 states, which includes: 44 wholly-owned properties with an aggregate of 6,139 rooms; a 49 percent ownership interest in two joint venture hotels with an aggregate of 296 rooms; a 57.65 percent ownership interest in one joint venture hotel with 157 rooms; and a 13.05 percent ownership interest in three joint venture hotels with an aggregate of 405 rooms. In addition, the company owns a 48.78 percent ownership interest in one joint venture that is developing a hotel which we expect to open this Summer. The company also has issued mezzanine loans to owners of three hotels with an aggregate of 391 rooms. The company does not hold an ownership interest in any of the hotels for which it has provided mezzanine financing.

In addition to historical information, this press release contains forward-looking statements. The statements are based on current expectations, estimates and projections about the industry and markets in which Winston Hotels operates, as well as management's beliefs and assumptions. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, including prevailing conditions in the public capital markets and general risks in the hospitality and real estate businesses, which may cause the company's actual results, performance, and its other activities to be materially different from the results, plans or expectations expressed or implied by such statements. For more details, please refer to the prospectus relating to this offering and the company's SEC filings, including its most recent annual report on Form 10-K.

For more information, please call Patti Bell, Director of Administration & Investor Relations of Winston Hotels, Inc., at (919) 510-8003.